COMPANY CONTACTS

Jeff Donnelly
Chief Financial Officer
(240) 744-1190

Briony Quinn
Senior Vice President
(240) 744-1196

FOR IMMEDIATE RELEASE

DIAMONDROCK HOSPITALITY ANNOUNCES UPDATE ON RECENT OPERATIONS

BETHESDA, Maryland, January 11, 2023 – DiamondRock Hospitality Company (the "Company") (NYSE: DRH) today provided an update on preliminary results for November and December 2022, showing continued strong revenue growth compared to 2019. November comparable revenues grew 27.3% and 7.1% compared to 2021 and 2019, respectively. December comparable revenues grew 10.5% and 10.7% compared to 2021 and 2019. Preliminary fourth quarter comparable revenues increased 23.4% and 8.5%, compared to 2021 and 2019, respectively. Preliminary full year 2022 comparable revenues increased 56.3% and 6.2%, compared to 2021 and 2019, respectively.

“DiamondRock’s portfolio set new records in 2022 with total owned revenue exceeding $1 billion for the first time in the Company’s history,” stated Mark W. Brugger, President and Chief Executive Officer of the Company. “We saw continued strength in travel demand during the fourth quarter with room rates meaningfully exceeding pre-pandemic levels at both our urban and resort properties.”

Please visit https://investor.drhc.com/presentations to view the presentation with additional data on the Company’s current operating trends. Comparable operating results exclude the Kimpton Fort Lauderdale Beach Resort, which opened in April 2021, and the recently acquired Lake Austin Spa Resort for all periods.

About the Company
DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in leisure destinations and top gateway markets. The Company currently owns 35 premium quality hotels with over 9,600 rooms. The Company has strategically positioned its hotels to be operated both under leading global brand families as well as unique boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.